Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

HORACE MANN ESTIMATES FINANCIAL IMPACT OF CAMP FIRE
SPRINGFIELD, Ill., December 6, 2018 -- Horace Mann Educators Corporation (NYSE:HMN) estimates the financial impact from the Camp Fire in California will total approximately $38 million to $39 million pretax, net of anticipated reinsurance recoverables offset by reinsurance reinstatement premiums. Under its catastrophe reinsurance agreements, the company retains the first $25 million of covered losses and 5% of losses from $25 million to $175 million. The estimate represents approximately 25 percentage points on the company’s fourth quarter 2018 combined ratio, or approximately $0.70 to $0.74 per diluted share after tax.
“The Camp Fire was a devastating event, causing unprecedented damage,” said Horace Mann President and CEO Marita Zuraitis. “Our focus has been on making certain our agents and claims professionals are available to our policyholders. They have been doing a stellar job processing claims under difficult circumstances.”
The estimated financial impact of the Camp Fire includes preliminary gross losses of approximately $150 million from claims reported to the company through December 5 and from future expected claims. The company noted that losses from the Woolsey Fire are expected to be immaterial.
About Horace Mann
Horace Mann is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended September 30, 2018 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this press release includes measures which are based on methodologies other than accounting principles generally accepted in the United States (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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